Exhibit 10.22

NATIONAL BANK OF THE REDWOODS

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 14th day of April, 2004, by and between NATIONAL BANK OF THE REDWOODS, a nationally-chartered commercial bank located in Santa Rosa, California (the "Company"), and STEPHEN A. FLEMING (the "Executive").

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.  The Company will pay the benefits from its general assets.

The Company and the Executive agree as provided herein.

Article 1

Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1            “Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (”GAAP”), for the Company’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate.  Any one of a variety of amortization methods may be used to determine the Accrual Balance.  However, once chosen, the method must be consistently applied.  The Accrual Balance shall be reported by the Company to the Executive on Schedule A.

1.2            “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3            “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4            “Change of Control” means:

            (a)   the Company is a party to a merger, consolidation,  sale of assets or other reorganization, or a proxy contest, as a consequence of which more than fifty-one percent (51%) of the outstanding stock of the Company changes hands to an unrelated entity; or

            (b)      a sale of substantially all of the assets of the Company.

Notwithstanding the above, a Change of Control will not be deemed to have occurred either (i) solely  because  of the acquisition  of securities of (or any reporting requirement under the Exchange Act relating thereto) by an the Executive benefit plan maintained by the Company or any of its affiliates for its Executives or (B) if any shareholder of the Company holding more than twenty-five percent (25%) of the combined voting power of the Company’s outstanding securities as of the Effective Date increases its holding to more than fifty-one percent (51%) of such combined voting power.

In addition, transfers between and among persons and entities to and from whom ownership is attributed under Section 318 of the Code shall not be deemed to contribute to a Change of Control under this Section 1.4.

1.5       “Code” means the Internal Revenue Code of 1986, as amended.

1.6            “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.7            “Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance.  The initial Discount Rate is six percent (6%).  However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.8       “Early Retirement”means the Executive’s voluntary termination in writing of the Executive’s employment with the company after attaining Early Retirement Age for reasons other than an approved leave of absence, Termination for Cause, Disability, or following a Change of Control.

1.9       “Early Retirement Age”means the Executive attaining age forty-eight (48).

1.10     “Early Retirement Date”means the month, day, and year in which the Termination of Employment due to Early Retirement occurs.

1.11     “Early Termination”means that the Executive, prior to Early Retirement Age, has been notified in writing that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, or following a Change of Control.

1.12            “Effective Date” means January 1, 2004.

1.13            “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.

1.14            “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.15     “Plan Administrator” means the plan administrator described in Article 8.

1.16     “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement.

1.17            “Termination for Cause” has that meaning set forth in Article 5.

1.18            “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.19     “Years of Service” means the total number of calendar years during which the Executive is employed on a full-time basis by the Company, or any of its affiliates or subsidiaries, with a minimum of 1,000 hours in any calendar year, inclusive of any approved leaves of absence, beginning on the Executive’s date of hire.

Article 2

Benefits During Lifetime

2.1       Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Agefor reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

            2.1.1            Amount of Benefit.  The annual benefit under this Section 2.1 is $155,000 (One Hundred Fifty-Five Thousand Dollars).

            2.1.2            Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date.  The annual benefit shall be paid to the Executive for fifteen (15) years.

2.2       Early Retirement Benefit.  Upon Termination of Employment following the Early Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

            2.2.1            Amount of Benefit.  The annual benefit under this Section 2.2 is the Early Retirement Benefit set forth on Schedule A for the Plan Year during which the Early Retirement Date occurs.  This benefit is determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1., subject to the following vesting schedule:

Age at Early Retirement	Percent Vested in Normal Retirement Benefit
48	10%
50	25%
52	35%
55	50%
57	60%
60	75%
62	85%
65	100%

            2.2.2            Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Early Retirement Date.  The annual benefit shall be paid to the Executive for fifteen (15) years.

2.3       Early Termination Benefit.  Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

            2.3.1            Amount of Benefit.   The annual benefit under this Section 2.3 is the Early Termination Benefit set forth on Schedule A for the Plan Year during which Termination of Employment occurs.  This benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

            2.3.2            Payment of Benefit.  The Company shall pay the benefit to the Executive in a lump sum within ninety (90) days following the Termination of Employment.

2.4            Disability Benefit.  Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

            2.4.1            Amount of Benefit.  The benefit under this Section 2.4 is the Disability Benefit set forth on Schedule A for the Plan Year during which the Termination of Employment occurs.  This benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance.

            2.4.2            Payment of Benefit.  The Company shall pay the benefit to the Executive in a lump sum within ninety (90) days following Termination of Employment due to Disability.

2.5       Change of Control Benefit.  Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

            2.5.1            Amount of Benefit. The benefit under this Section 2.4 is the greater of: a) the amount determined under section 2.4; or b) the amount determined by vesting the Executive in ten percent (10%) of the Normal Retirement Benefit for every completed year of employment commencing as of the Executive’s date of hire until the Executive is one hundred percent (100%) vested in the Normal Retirement Benefit.

            2.5.2            Payment of Benefit.  The Company shall pay the benefit to the Executive in a lump sum within thirty (30) days following the Change of Control.

Article 3

Death Benefits

3.1       Death During Active Service.  If the Executive dies while in the active service of the Company, no benefit shall be payable under this Agreement.

3.2       Death During Payment of a Benefit.  If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3       Death After Termination of Employment But Before Payment of a Benefit Commences.  If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1            Beneficiary Designation.  The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Executive participates.

4.2            Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3            Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4       No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5       Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1            Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company’s Board of Directors terminates the Executive's employment for:

            (a)            Gross negligence or gross neglect of duties to the Company;

            (b)            Commission of a felony or other crime involving moral turpitude, fraud or dishonesty;

            (c)            Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Company;

            (d)            Disclosure to any third party by the Executive, without authority or permission, of any secret or confidential information of the Company; or

            (e)            Issuance of an order for removal of the Executive by the Company’s banking regulators.

5.2       Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, to the extent any benefit would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall reduce the benefit paid under this Agreement to the maximum benefit that would not result in any such excise tax.

Article 6

Claims And Review Procedures

6.1       Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

            6.1.1            Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

            6.1.2            Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

            6.1.3            Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

                        (a)            The specific reasons for the denial;

                        (b)            A reference to the specific provisions of the Agreement on which the denial is based;

                        (c)            A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

                        (d)            An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

                        (e)            A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2       Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

            6.2.1            Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

            6.2.2            Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

            6.2.3            Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

            6.2.4            Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

            6.2.5            Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

                        (a)            The specific reasons for the denial;

                        (b)            A reference to the specific provisions of the Agreement on which the denial is based;

                        (c)            A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

                        (d)            A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. Provided, however, if the Company’s Board of Directors determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Company may amend or terminate this Agreement.  Upon such amendment or termination the Company shall pay benefits to the Executive as if Early Termination occurred on the date of such amendment or termination, regardless of whether Early Termination actually occurs.

Notwithstanding the previous paragraph, the Company may amend or terminate the plan at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article 8

Administration of Agreement

8.1       Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Executive may be a member of the Plan Administrator.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2       Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3       Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4            Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5            Company Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6       Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9

Miscellaneous

9.1       Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2       No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3       Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4       Tax Withholding.  The Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement.  The Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5            Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6            Unfunded Arrangement.  The Executive and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive's life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7            Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8       Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9            Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10            Alternative Action.  In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11            Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12            Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13     Notice.  Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

111 Santa Rosa Avenue
Santa Rosa, CA 95402

            Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

            Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

         IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

National Bank of the Redwoods

/s/ Stephen A. Fleming	By: /s/ Patrick Kilkenny
Stephen A. Fleming
Title Chairman

NATIONAL BANK OF THE REDWOODS

SPLIT DOLLAR AGREEMENT

         THIS AGREEMENT is adopted this  _14th_ day of _April__________, 20_04, by and between NATIONAL BANK OF THE REDWOODS, located in Santa Rosa, California (the "Company"), and STEPHEN A. FLEMING (the "Executive").  This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life.  The Company will pay life insurance premiums from its general assets.

AGREEMENT

         The Company and the Executive agree as follows:

Article 1

General Definitions

The following terms shall have the meanings specified:

         1.1         “Insured” means the Executive.

         1.2      “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

         1.3         “Normal Retirement Age” means the Executive attaining sixty-five (65) years of age.

         1.4         “Policy” means the specific life insurance policy or policies issued by the Insurer.

         1.5      “Salary Continuation Agreement” means that Salary Continuation Agreement between the Company and the Executive on even date herewith or as subsequently amended.

         1.6         “Termination for Cause”  shall be defined as set forth in Article 7.

         1.7      “Termination of Employment”  means that the Executive ceases to be employed by the Company for any reason, other than by reason of a leave of absence approved by the Company.

Article 2

Policy Ownership/Interests

         2.1      Company Ownership.  The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Company shall be the beneficiary of the remaining death proceeds of the Policy after the Interest of the Executive or the Executive’s transferee has been paid according to Section 2.2 below.

         2.2      Executive's Interest.  The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to $1,538,324 (One Million Five Hundred Thirty-Eight Thousand Three Hundred Twenty-Four Dollars), subject to:

                  (a)         Forfeiture of Executive’s Interest in the Policy and Executive’s rights under this Agreement upon Termination of Employment;

                  (b)         Termination of the Agreement and the corresponding forfeiture of rights in accordance with Article 7 hereof; or

                  (c)         Forfeiture of the Executive’s rights and interest hereunder that the Company may reasonably consider necessary to conform with applicable law (including the Sarbanes-Oxley Act of 2002).

         2.3       Option to Purchase.  The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy by one of the methods specified below for a period of sixty (60) days from written notice of such intention.   This provision shall not impair the right of the Company to terminate this Agreement.

                  2.3.1      Full Policy Purchase.   If the Company elects to terminate the Agreement the Executive or his/her transferee shall have the right to purchase the Policy from the Company.  The purchase price shall be an amount equal to the cash surrender value of the Policy.  Upon receipt of such purchase price, the Company shall assign ownership of the Policy to the Executive or his/her transferee and relinquish all existing rights to the Policy.

                  2.3.2      Net Death Proceeds Purchase.   If the Company elects to terminate the Agreement the Executive or his/her transferee shall have the right to purchase the Executive’s Interest in the Policy as identified in Section 2.2 above.  The Company shall withdraw the Policy’s cash surrender value and assign ownership of the Policy to the Executive or his/her transferee.  The Executive or his/her transferee shall thereafter assume responsibility for any fees and/or cost of insurance charges (the “Policy Expenses”) as necessary to sustain the Policy.  If the Executive or his/her transferee incurs Policy Expenses, the Company shall annually reimburse the Executive or his/her transferee an amount equal to the annual Policy Expenses divided by one minus the Executive’s combined marginal income tax rate for the calendar year immediately preceding such payment.  The Company’s reimbursement payment shall be made within 30 days following receipt by the Company of evidence of the payment of the Policy Expenses.  The Company’s obligation to make reimbursement payments will automatically terminate upon the Executive’s forfeiture of rights under Section 2.2 above, otherwise payments shall continue until the Executive’s death.

         2.4      Comparable Coverage.  Nothing herein negates the Company’s right to amend or terminate this Agreement under Article 7.   The Company is not obligated to provide any additional resources to maintain the Policy in full force and effect.  In addition, the Company may replace each Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive shall execute a new Split-Dollar Policy Endorsement for each new Policy.  The cash surrender value and any additional death proceeds exclusive of those designated in Section 2.2 above for each new Policy or any comparable policy shall be subject to the claims of the Company’s creditors.  In the event that the Company decides to maintain the Policy after the Executive’s Termination of Participation in the Agreement, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 3

Premiums

         3.1         Premium Payment.  The Company shall pay any premiums due on the Policy.

         3.2      Economic Benefit.  The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary.  The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

         3.3      Imputed Income.      The Company shall impute the economic benefit to the Executive on an annual basis.

Article 4

Assignment

         The Executive may assign without consideration all of the Executive’s interests in the Policy and in this Agreement to any person, entity or trust.  In the event the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5

Insurer

         The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims and Review Procedure

         6.1      Claims Procedure.  Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

                  6.1.1      Initiation – Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.

                  6.1.2      Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  6.1.3      Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

                        (a)      The specific reasons for the denial,

                        (b)      A reference to the specific provisions of this Agreement on which the denial is based,

                        (c)      A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                        (d)      An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

                        (e)      A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) (29 United States Code section 1132(a)) following an adverse benefit determination on review.

         6.2      Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

                  6.2.1      Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

                  6.2.2      Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

                  6.2.3      Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  6.2.4      Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  6.2.5      Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

                        (a)         The specific reasons for the denial,

                        (b)         A reference to the specific provisions of this Agreement on which the denial is based,

                        (c)         A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

                        (d)         A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

         7.1    The Company may amend or terminate this Agreement at any time prior to the Executive’s death.  Such amendment or termination shall be by written notice to the Executive.  In the event the Company decides to maintain the Policy after termination of the Agreement—subject to the provisions of Section 2.3 of this Agreement—the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

       7.2      Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

                  (a)         Gross negligence or gross neglect of duties to the Company;

                  (b)         Commission of a felony or crime involving moral turpitude, fraud or dishonesty;

                  (c)         Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company;

                  (d)         Disclosure to any third party by the Executive, without authority or permission, of any secret or confidential information of the Company; or

                  (e)         Issuance of an order for removal of the Executive by the Company’s banking regulators.

         7.3      Suicide or Misstatement.  The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement.  In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

Article 8

Miscellaneous

         8.1      Binding Effect.  This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         8.2    No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3      Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California , except to the extent preempted by the laws of the United States of America.

         8.4      Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

         8.5      Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         8.6      Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.7      Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a)         Interpreting the provisions of this Agreement;

                  (b)         Establishing and revising the method of accounting for this Agreement;

                  (c)         Maintaining a record of benefit payments; and

                  (d)         Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

         8.8   Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Executive and the Company consent to this Agreement on the date above written.

EXECUTIVE:	COMPANY:

National Bank of the Redwoods

/s/ Stephen A. Fleming ___________	By: /s/ Patrick Kilkenny ___________
Stephen A. Fleming
Title Chairman___________________